UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 24, 2017 (July 21, 2017)

Date of Report (Date of earliest event reported)

MassRoots, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55431	46-2612944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1624 Market Street, Denver, CO, Suite 201	80202
(Address of principal executive offices)	(Zip Code)

(720) 442-0052
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[X]	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

As used in this Current Report, all references to the terms “we”, “us”, “our”, “MassRoots” or the “Company” refer to MassRoots, Inc., unless the context clearly requires otherwise.

Item 1.01

Entry Into a Material Definitive Agreement

In July 2017, we conducted an offering (the “Offering”) consisting of up to $2,000,000 of our shares of common stock, par value $0.001 per share (“Common Stock”), priced at $0.50 per share (the “Share Price”), and five-year warrants to purchase shares of Common Stock in an amount equal to one hundred percent (100%) of the number of shares of Common Stock so purchased by the subscriber, with an exercise price of $0.65 per share (the “Warrants”, together with the shares of Common Stock subscribed for, the “Securities”). The Offering will consist of one or more closings, with the last closing occurring on July 21, 2017.

The Securities have been offered pursuant to subscription agreements with each subscriber (the “Subscription Agreement”). In addition to other customary terms, the Subscription Agreements provide that the Company will file a registration statement to register the shares of Common Stock sold in the Offering (the “Registration Statement”), including the shares of Common Stock underlying the Warrants, within 30 days of the final closing of the Offering.

The Warrants are exercisable for five years from the date of issuance, include an option by which the holder may exercise the Warrant by means of a cashless exercise until the effectiveness of a Registration Statement covering the shares underlying the Warrants, and includes a price adjustment in the event the Company conducts an equity offering at a price lower than the strike price of the Warrants (“Price Protection”). Such Price Protection shall remain in effect until a Registration Statement covering the shares underlying the warrants is effective (“S-1 Requirement”) and, subsequent to effectiveness, the market for the Common Stock maintains a volume weighted average price of at least $0.75 per share for five consecutive trading days (“VWAP Requirement”). Until such time that both the S-1 Requirement and the VWAP Requirement are met, in the event the Company sells or grants any option to, or sell or grant any right to reprice, or otherwise dispose of or issue any Common Stock or equivalents (other than specified exempt issuances) at an effective price per share less than the Warrant exercise price, then simultaneously with the consummation of each such issuance, the exercise price of the Warrants shall be reduced to equal such lower price.

On July 21, 2017, the Company completed the final closing of the Offering, representing aggregate gross proceeds to the Company of $1,217,000. In connection with the closing, the Company and subscribers entered into Subscription Agreements for the sale of 2,434,000 shares of Common Stock and Warrants to purchase up to 2,434,000 shares of Common Stock.

The foregoing description of the Subscription Agreement and the Warrants do not purport to be complete and are qualified in their entirety by reference to the full text of the forms of Subscription Agreement and Warrant filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and incorporated herein by reference.

The representations, warranties and covenants contained in the Subscription Agreement were made solely for the benefit of the parties to the agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the form of Subscription Agreement is incorporated herein by reference only to provide investors with information regarding its terms and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other U.S. Securities and Exchange Commission (“SEC”) filings.

The Company is providing this report in accordance with Rule 135c under the Securities Act of 1933, as amended (the “Securities Act”), and the notice contained herein does not constitute an offer to sell the Company’s securities, and is not a solicitation for an offer to purchase the Company’s securities. The securities offered have not been registered under the Securities Act, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 3.02

Unregistered Sales of Equity Securities

The information pertaining to the sales of the securities pursuant to the Subscription Agreement in Item 1.01 is incorporated herein by reference in its entirety.

The Company has sold the Securities in a private placement in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder since, among other things, the above transaction did not involve a public offering. Additionally, the Company relied on similar exemptions under applicable state laws. The subscribers in the Offering had access to information about the Company and their investments, took the Securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the Securities. Upon issuance, the resale of the Securities will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 8.01

Other Events

Press Releases

On July 24, 2017, the Company issued a press release titled “MassRoots Announces Closing of $1.2 Million Equity Financing.” A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

The documents set forth below are filed herewith.

10.1	Form of Subscription Agreement for the Purchase of Securities
10.2	Form of Warrant.
99.1	Press Release titled, “MassRoots Announces Closing of $1.2 Million Equity Financing,” dated July 24, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MassRoots, Inc.

Date: July 24, 2017	By:	/s/ Isaac Dietrich
Isaac Dietrich
Chief Executive Officer